ADVISORY AGREEMENT

Between

HARTMAN ADVISORS, LLC

and

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

March __, 2009

TABLE OF CONTENTS

TABLE OF CONTENTS	2
ADVISORY AGREEMENT	3
ARTICLE 1	3
DEFINITIONS	3
ARTICLE 2	6
APPOINTMENT	6
ARTICLE 3	6
DUTIES OF THE ADVISOR	6
3.01 Offering Services	6
3.02 Acquisition Services	7
3.03 Asset Management Services	7
3.04 Shareholder Services	9
ARTICLE 4	9
AUTHORITY OF THE ADVISOR	9
4.03 Approval by Directors	10
ARTICLE 5	10
BANK ACCOUNTS	10
ARTICLE 6	10
RECORDS AND FINANCIAL STATEMENTS	10
ARTICLE 7	11
LIMITATION ON ACTIVITIES; LIMITATION ON LIABILITY	11
7.01 Limitation on Activities	11
ARTICLE 8	11
RELATIONSHIP WITH DIRECTORS AND OFFICERS	11
ARTICLE 9	12
COMPENSATION	12
ARTICLE 10	13
EXPENSES	13
ARTICLE 11	15
OTHER SERVICES	15
ARTICLE 12	15
RELATIONSHIP OF THE ADVISOR AND COMPANY;	15
OTHER ACTIVITIES OF THE ADVISOR	15
ARTICLE 13	16
THE HARTMAN NAME	16
ARTICLE 14	16
TERM AND TERMINATION OF THE AGREEMENT	16
ARTICLE 15	18
ASSIGNMENT	18
ARTICLE 16	18
INDEMNIFICATION AND LIMITATION OF LIABILITY	18
16.03 The Advisor’s Liability	19
ARTICLE 17	20
MISCELLANEOUS	20

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of March __, 2009, is entered into between Hartman Advisors, LLC a Texas limited liability company (the “Advisor”), and Hartman Short Term Income Properties XX, Inc., a Maryland corporation (the “Company”).

WITNESSETH

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor (hereinafter defined) and to have the Advisor undertake the duties and responsibilities hereinafter set forth herein on the terms set forth in this Agreement; and

WHEREAS, the Advisor is willing to undertake to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” has the meaning set forth in the Articles of Incorporation.

“Advisor” means (i) Hartman Advisors, LLC, a Texas limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” has the meaning set forth in the Articles of Incorporation. For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.

“Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time.

“Asset” or “Assets” means any and all real estate investments (real, personal or otherwise), tangible or intangible, owned or held by, or for the account of, the Company, whether directly or indirectly through another entity or entities, including interests in any Person or in joint ventures which directly or indirectly own real estate investments.

“Board of Directors” means the Board Directors of the Company.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

"Cash Amount" means an amount of cash equal to the product of (i) the Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Director” means a member of the Board of Directors of the Company.

“Fair Market Value”, with respect to the Company’s Shares means the latest price at which the Company sold a Share, or if the Shares are then traded or quoted on a public exchange, the closing price of a Share on the previous trading day.

“Gross Proceeds” has the meaning set forth in the Articles of Incorporation.

“Hartman” means Allen Hartman, the chief executive officer of the Advisor, and his affiliates.

“Independent Director” has the meaning set forth in the Articles of Incorporation.

“Initial Asset Value” means (i) in the case of an Asset other than a loan or other financing, the gross purchase price of real estate investments acquired directly by the Company, including any debt attributable to such investments, or the pro rata share of the gross asset value of real estate investments held by entities in which the Company invests, and (ii) in the case of a loan or other financing, the total amount of the funds advanced.

“Initial Investment” means aggregate real estate investments made by the Company with the proceeds of the Initial Offering, as completed.

“Limited Partnership Agreement” means the Limited Partnership Agreement of Hartman Short Term Income Properties XX Operating Partnership, L.P., the Operating Partnership, as the same may be amended and restated from time to time, if the Advisor and the Company determine to organize that limited partnership.

“Managing Dealer” means Pavek Investments, Inc., a Wisconsin corporation, or such other entity selected by the Board of Directors to act as the managing dealer for the Offering if the Company and the Advisor determine that having a Managing Dealer is necessary or appropriate for the  Offering.

“Offering” means a public offering of Shares pursuant to any Prospectus.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including advisory expenses, but excluding (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses, and taxes incurred in connection with the issuance, distribution, transfer, registration, and stock exchange listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees, (vi) Acquisition Fees and Acquisition Expenses, (vii) distributions made pursuant to percentage interests in the Operating Partnership and (viii) real estate commissions on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

“Operating Partnership” means Hartman Short Term Income Properties XX Operating Partnership, L.P., a Delaware limited partnership if the Company and the Advisor determine to form the limited partnership.

“Organizational and Offering Expenses” has the meaning set forth in the Articles of Incorporation.

“Participation Interest” means the 1,000 shares of convertible capital stock of the Company issued to Hartman Advisors, LLC.

“Person” means an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

“Property Management Agreement” means any Property Management Agreement between the Company and the Property Manager.

“Property Manager” means Hartman Income REIT Management, Inc., a Texas corporation, or an Affiliate thereof.

“Prospectus” means the Company’s final prospectus for any public offering within the meaning of Section 2(10) of the Securities Act of 1933, as amended.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

"REIT Share" or “Share” means a share of common stock of the Company, par value $.001 per share (but shall not include any additional series or class of the Company’s common stock created after the date of this Agreement).

 “REIT Shares Amount” means the Fair Market Value of the Participation Interest.

“Securities” means any class or series of units or shares of the Company or the Operating Partnership, including common shares or preferred units or shares and any other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“Shareholders” means the registered holders of the outstanding Shares.

“Subsequent Investment” means a real estate investment made by the Company after it has acquired the Initial Investments.

“Termination Date” means the date of termination of this Agreement.

“2%/25% Guidelines” means the limitations that the Company will not reimburse the Advisor for any amount by which the Company’s operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (A) 2% of its average invested averages, or (B) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of its assets for that period.  Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.

ARTICLE 2

APPOINTMENT

The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its Assets to the fullest extent allowed by law. The Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.01            Offering Services. The Advisor shall manage and supervise:

(i)          Development of the offering, including the determination of the specific terms of the Securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii)           Along with the Managing Dealer, if any, approval of the participating broker dealers and negotiation of the related selling agreements;

(iii)           Coordination of the due diligence process relating to participating broker dealers and their review of any Prospectus and other Offering and Company documents;

(iv)           Preparation and approval of all marketing materials contemplated to be used by the Managing Dealer or others in the Offering of the Company’s Securities;

(v)           Along with the Managing Dealer, negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi)           Creation and implementation of various technology and electronic communications related to the Offering of the Company’s Securities; and

(vii)           All other services related to organization of the Company or the Offering, whether performed and incurred by the Advisor or its Affiliates.

3.02 Acquisition Services.

(i)          Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s Assets and investment objectives and policies;

(ii)          Subject to Section 4.03 and Article 7 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Assets will be made; (c) acquire Assets on behalf of the Company; and (d) arrange for financing on behalf of the Company;

(iii)          Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(iv)          Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(iv)          Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company; and

(v)          Negotiate and execute approved investments, loans, debt financing and other transactions.

3.03 Asset Management Services.

(i)         Real Estate Services:

(a)             Investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(b)             Negotiate and service the Company’s debt facilities and other financings;

(c)             Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company;

(d)             Monitor and evaluate the performance of investments of the Company; provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(e)             Coordinate with the Property Manager on its duties under any Property Management Agreement and assist in obtaining all necessary approvals of major property transactions as governed by the applicable Property Management Agreement;

(f)             Coordinate and manage relationships between the Company and any joint venture partners;

(g)             Consult with the officers and Directors of the Company and provide assistance with the evaluation and approval of potential property dispositions, sales or refinancings;

(ii)           Accounting and Other Administrative Services:

(a)             Manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(b)             From time-to-time, or at any time reasonably requested by the Directors, make reports to the Directors on the Advisor’s performance of services to the Company under this Agreement;

(c)             Coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Company’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Advisory Agreement;

(d)             Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(e)             Provide financial and operational planning services and portfolio management functions;

(f)             Maintain accounting data and any other information requested concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the Securities and Exchange Commission and any other regulatory agency, including annual financial statements;

(g)             Maintain all appropriate books and records of the Company;

(h)             Provide tax and compliance services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(i)             Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Assets;

(j)             Provide the Company with all necessary cash management services;

(k)             Manage and coordinate with the transfer agent the quarterly dividend process and payments to shareholders;

(l)             Consult with the officers and Directors of the Company and assist the Directors in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(m)             Provide the officers and Directors of the Company with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

(n)             Consult with the officers and Directors of the Company and the Board of Directors relating to the corporate governance structure and appropriate policies and procedures related thereto; and

(o)             Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including the Sarbanes-Oxley Act.

3.04 Shareholder Services.

(i)        Manage communications with shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(ii)       Establish technology infrastructure to assist in providing shareholder support and service.

ARTICLE 4

AUTHORITY OF THE ADVISOR

4.01            General.      All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor to the fullest extent allowed by law. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may from time to time deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to applicable law and the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.

4.02            Powers of the Advisor.            Subject to the express limitations set forth in this Agreement, the power to direct the management, operation and policies of the Company shall to the fullest extent allowed by law be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.03 Approval by Directors.

(i) Notwithstanding the foregoing, any investment in Assets, including any acquisition of an Asset by the Company or any investment by the Company in a joint venture, limited partnership or similar entity owning real properties, will require the prior approval of the Board of Directors. The Advisor will deliver to the Board of Directors all documents required by it to properly evaluate the proposed investment.

(ii) If the Articles of Incorporation require that a transaction be approved by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the Asset. The prior approval of a majority of the Independent Directors will be required for each transaction between the Company and the Advisor or its Affiliates.

ARTICLE 5

BANK ACCOUNTS

The Advisor will maintain one or more bank accounts in the name of the Company and will collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company. Notwithstanding the foregoing, no funds shall be commingled with the funds of the Advisor.

ARTICLE 6

RECORDS AND FINANCIAL STATEMENTS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with United States generally accepted accounting principles (“GAAP”), which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports which by their nature require a deviation from GAAP. The Advisor shall maintain the necessary liaison with the Company’s independent accountants and shall provide such accountants with such reports and other information as the Company shall request.

ARTICLE 7

LIMITATION ON ACTIVITIES; LIMITATION ON LIABILITY

7.01           Limitation on Activities.

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action which, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify to be taxed as a REIT, (ii) subject the Company or the Operating Partnership to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company, or its Securities, or (iv) violate the Articles of Incorporation or Bylaws. In the event that an action that would violate (i) through (iv) of the preceding sentence has been ordered by the Board of Directors acting on behalf of the Company, the Advisor shall notify the Board of Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. In such event the Advisor shall, to the fullest extent allowed by law, have no liability for acting in accordance with the specific instructions of the Board of Directors so given.

7.02            Limitation on Liability.

Notwithstanding the foregoing, none of the Advisor, its Affiliates and none of their managers, directors, officers, employees and equity-holders, shall be liable to the Company, the Operating Partnership, if any, the Board of Directors or the Shareholders for any act or omission by such Persons or individuals, except as provided in this Agreement. The parties hereto intend that the limitation of liability set forth in this section be construed and applied as written notwithstanding any rule of construction to the contrary. Without limiting the foregoing, the limitation of liability shall, to the fullest extent allowed by law, apply notwithstanding any state’s “express negligence rule” or similar rule that would deny coverage based on a person’s sole, concurrent or contributory active or passive negligence, gross negligence or strict liability. It is the intent of the parties that, to the extent provided in this section, the limitation of liability set forth herein shall, to the fullest extent allowed by law, apply to a person’s sole, concurrent or contributory active or passive negligence, gross negligence or strict liability. The parties agree that this provision is “conspicuous” for purposes of all state laws.

ARTICLE 8

RELATIONSHIP WITH DIRECTORS AND OFFICERS

Managers, Directors, officers and employees of the Advisor or any direct or indirect Affiliate of the Advisor may serve as a Director and as officers of the Company, except that no manager, director, officer or employee of the Advisor or any of its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company or Operating Partnership for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board of Directors.

ARTICLE 9

COMPENSATION

9.01            Acquisition Fees.  The Company will pay the Advisor in cash as compensation for services described in Section 3.02 an acquisition fee of (i) 2.5% of the Value of each real estate asset that the Company acquires.   The Company shall also reimburse the Advisor for all out of pocket third party expenses incurred by the Advisor in connection with such services as required by Article 10. The amount of such acquisition fees and expenses shall be subject to any limitations contained in the Articles of Incorporation. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition, accompanied by a computation of the fee. The fee shall be payable within ten (10) business days after receipt of the invoice by the Company.

9.02            Asset Management Fees.   The Company will pay the Advisor in cash as compensation for services described in Section 3.03 an asset management fee in accordance with this Section 9.02 as well as reimburse the Advisor for all out of pocket third party expenses incurred by the Advisor in connection with such services as required by Article 10. Subject to any limitations contained in the Articles of Incorporation, this asset management fee shall be earned monthly and the amount of this asset management fee payable by the Company to the Advisor shall equal 1/12th of 1% multiplied by the net equity invested in real estate investments as of the end of the applicable month. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the asset management fee for the applicable period. The asset management fee shall be payable within ten business days after receipt of the invoice by the Company.

9.03            Debt Financing Fees.   The Company will pay the Advisor in cash as compensation for services described in Section 3.02 a debt financing fee equal to 1% of the amount obtained under any property loan or made available to us under any other debt financing. In no event will the debt financing fee be paid more than once in respect of the same debt.

9.04            Organization and Offering Expense Reimbursement.  With respect to the Company’s primary offering, the Company will reimburse the Advisor for organization and offering expenses that the Advisor incurs on the Company’s behalf (other than selling commissions and the dealer manager fee), provided that at no point will the Company reimburse expenses that would cause its total organization and offering expenses related to the primary offering (other than selling commissions and the dealer manager fee) to exceed 1.5% of gross offering proceeds from the primary offering.  The Advisor and its affiliates will be responsible for the payment of organization and offering expenses related to the primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering. The Company may not amend this Advisory Agreement to increase the amount it is obligated to pay the Advisor with respect to organization and offering expenses during this primary offering.  Under no circumstances may the Company’s total organization and offering expenses (including selling commissions and dealer manager fees) exceed 11% of gross proceeds from this primary offering or 15% of gross proceeds from any subsequent offerings.

9.05            Convertible Stock.  The convertible stock issued to the Advisor will convert to shares of common stock if (1) the Company made total distributions on then outstanding shares of its common stock equal to the issue price of those shares plus a 6% cumulative, non-compounded annual return on the issue price of those outstanding shares, (2) the Company lists its common stock for trading on a national securities exchange if the sum of prior distributions on then outstanding shares of our common stock plus the aggregate market value of its common stock (based on the 30-day average closing price) meets the same 6% performance threshold, or (3) the Advisory Agreement with Hartman Advisors expires without renewal or is terminated (other than because of a material breach by Advisor), and at the time of such expiration or termination the company is deemed to have met the foregoing 6% performance threshold based on its enterprise value and prior distributions and, at or subsequent to the expiration or termination, the stockholders actually realize such level of performance upon listing or through total distributions.  In general, the Company’s convertible stock will convert into shares of common stock with a value equal to 15% of the excess of the Company’s enterprise value plus the aggregate value of distributions paid to date on then outstanding shares of its common stock over the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares.  With respect to conversion in connection with the termination of the Advisory Agreement, this calculation is made at the time of termination even though the actual conversion may occur later or not at all.

ARTICLE 10

EXPENSES

10.01       General.      In addition to the compensation paid to the Advisor pursuant to Article 9 hereof, the Company shall pay directly or reimburse the Advisor for the following expenses paid or incurred by the Advisor or Affiliates in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i)           Acquisition Expenses incurred in connection with the selection and acquisition of Assets, whether or not acquired by us, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.

(ii)           the actual out-of-pocket cost of goods and services used by the Company or the Operating Partnership and obtained from entities not Affiliated with the Advisor, including brokerage fees paid in connection with the purchase and sale of Assets;

(iii)           taxes and assessments on income or Assets and taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business or income;

(iv)           out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

(v)           all out-of-pocket expenses in connection with payments to the Board of Directors and meetings of the Board of Directors and Shareholders;

(vi)           personnel and related employment direct costs incurred by the Advisor or Affiliates (a) in performing the services described in Section 3.04 or (b) as otherwise approved by Independent Directors, including but not limited to salary, benefits, burdens and overhead of all employees directly involved in the performance of such services, plus all out-of-pocket costs incurred;

(vii)          out-of-pocket expenses of maintaining communications with Shareholders, including the cost of preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities;

(viii)         audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Independent Directors or any committee of the Board of Directors;

(ix)           out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances; and

(x)            all other out-of-pocket costs necessary for the operation of the Company and its Assets incurred by the Advisor in performing its duties hereunder.

Except as specifically provided for above in (vi) related to shareholder services expenses or as contemplated by Article 11, the expenses and payments subject to reimbursement by the Company in this Section 10.01 do not include personnel and related direct employment or overhead costs of the Advisor or Affiliates. Further, the Company shall have no liability with respect to Organizational and Offering Expenses incurred on its behalf or on behalf of the Company in connection with the Third Offering. The Advisor shall pay for all such Organizational and Offering Expenses.

10.02       Reimbursement to Advisor. Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Article 10 shall be reimbursed to the Advisor within 10 days after the Advisor provides the Company with an invoice and supporting documentation relating to such reimbursement.

10.03       Reimbursement to Company. The Company shall not reimburse the Advisor during any fiscal quarter for Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”), exceed the 2%/25% Guidelines for such year (the “Excess Amount”), unless the Independent Directors determine that such excess was justified, based on unusual and non-recurring factors which they deem sufficient, in which case the Excess Amount may be reimbursed. Any Excess Amount paid to the Advisor during a fiscal quarter without the Independent Directors determining that such expenses were justified shall be repaid to the Company. Within 60 days after the end of any fiscal quarter of the Company for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines and the Independent Directors determined that such expenses were justified, there shall be sent to the Shareholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board of Directors. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee.

ARTICLE 11

OTHER SERVICES

Should (i) the Company request that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (ii) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 10 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

ARTICLE 12

RELATIONSHIP OF THE ADVISOR AND COMPANY;
OTHER ACTIVITIES OF THE ADVISOR

12.01    Relationship. To the fullest extent allowed by law, the Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee, or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

12.02        Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and other Affiliates of Hartman and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

2.03 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest-Competitive Activities of Hartman and its Affiliates” in any Prospectus (as may be amended from time to time) shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor.

ARTICLE 13

THE HARTMAN NAME

The Advisor, Hartman and their Affiliates have a proprietary interest in the name “Hartman”. The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “Hartman” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain Hartman or an Affiliate thereof to perform the services of the Advisor, the Company (including the Operating Partnership, if formed) will, promptly after receipt of written request from Hartman, cease to conduct business under or use the name “Hartman” or any derivative thereof and the Company and the Operating Partnership shall change the name of the Company and the Operating Partnership to a name that does not contain the name “Hartman” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. At such time, the Company will also make any changes to any trademarks, service marks or other marks necessary to remove any references to the word “Hartman”. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Hartman” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the Operating Partnership, if formed.

ARTICLE 14

TERM AND TERMINATION OF THE AGREEMENT

14.01         Term. This Agreement shall have an initial term of one year from the date of the Agreement. This Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. Any such renewal must be approved by a majority of the Independent Directors. The Company (through the Independent Directors) will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.  The Advisor, at no charge to the Company, shall provide the Independent Directors with a report, no less than thirty (30) days before the annual expiration of this Agreement’s term, setting forth all of the compensation, in total and by category, that the Company has paid and is expected to pay to the Advisor in the current year and in the two most recently completed years.

14.02          Termination by Either Party. This Agreement may be terminated upon 60 days’ written notice without cause or penalty by either party.

14.03          Termination by the Company. This Agreement may be terminated immediately by the Company upon (i) any fraudulent conduct, criminal conduct, willful misconduct or the negligent breach of fiduciary duty of or by the Advisor, (ii) a material breach of this Agreement by the Advisor not cured within 10 business days after the Advisor receives written notice of such breach, or (iii) an event of the bankruptcy of the Advisor or commencement of any bankruptcy or similar insolvency proceedings of the Advisor.

14.04          Termination by the Advisor. This Agreement may be terminated immediately by the Advisor in the event of (i) the bankruptcy of the Company or commencement of any bankruptcy or similar insolvency proceedings of the Company, or (ii) any material breach of this Agreement by the Company not cured by the Company within 10 days after written notice thereof.

14.05          Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Advisor pursuant to this Section 14.05 shall be subject to the 2%/25% Guidelines to the extent applicable.  The conversion of Advisor’s convertible stock pursuant to Sections 9.05 and/or Section 14.06 shall not be subject to the 2%/25% Guidelines.

   (i) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

   (ii) The Advisor shall promptly upon termination:

(a) pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;

(c) deliver to the Directors all assets and documents of the Company then in the custody of the Advisor; and

(d) cooperate with the Company to provide an orderly transition of advisory functions.

Upon the expiration or termination of this Agreement, neither party shall have any further rights or obligations under this Agreement, except that Articles 13, 16 , 17 and section 9.05 of Article 9 shall survive the termination or expiration of this Agreement.

14.06          Repurchase of Units. In the event this Agreement expires without the consent of the Advisor, or is terminated for any reason other than by the Advisor pursuant to Section 14.02 or Section 14.04, the Company shall (to the fullest extent funds are legally available for such purpose) at the election of the Advisor or any of its Affiliates and at any time (and from time to time) after the effective date of such expiration or termination, purchase all or a portion of the  Participation Interest (as applicable) held by the Advisor and its Affiliates. The purchase price shall be paid in cash or, at the election of the seller, Shares, and shall be payable within 120 days after the Advisor or its Affiliates (as applicable) gives the Company written notice of its desire to sell all or a portion of the Participation Interest held by such Person to the Company. The Company agrees to keep a sufficient number of authorized but unissued Shares available for issuance pursuant to this Section 14.06 and shall issue Shares as may be required hereunder. The purchase price of each interest in the Company pursuant to this Section 14.06 shall be (i) in the event the seller elects to receive cash, the Cash Amount the seller would receive under a redemption of such interests at their fair market value, assuming the Company paid cash for such redemption, or (ii) in the event the seller elects to receive Shares, the REIT Shares Amount.

ARTICLE 15

ASSIGNMENT

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Company by approval of a majority of the Independent Directors. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board of Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor.

ARTICLE 16

INDEMNIFICATION AND LIMITATION OF LIABILITY

16.01          Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective managers, officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Texas, the Articles of Incorporation or Agreement of Limited Partnership of the Company, provided that: (i) the Advisor and its Affiliates have determined that the course of conduct which caused the loss or liability was in the best interests of the Company, (ii) the Advisor and its Affiliates were acting on behalf of or performing services for the Company, (iii) the indemnified claim was not the result of negligence, misconduct, or fraud of the indemnified person or resulted from a breach of the agreement by the Advisor, and (iv) in the event the loss, liability or expense arises from or out of an alleged violation of federal or state securities laws by the Advisor or its Affiliates, the conditions set forth in at least one of clauses (A), (B) or (C) of Section 12.2(b) of the Articles of Incorporation must be satisfied (deeming, for purposes of this Agreement, that the Advisor or its Affiliates are each an “Indemnitee” as such term is used in such clauses) for the Company to provide such indemnification. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from the Shareholders.

16.02          Indemnification by the Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any of the Advisor’s advice or recommendation. The parties hereto intend that the indemnities set forth in this agreement be construed and applied as written notwithstanding any rule of construction to the contrary. Without limiting the foregoing, the indemnities shall, to the fullest extent allowed by law, and to the extent provided in this agreement, apply notwithstanding any state’s “express negligence rule” or similar rule that would deny coverage based on an indemnified person’s sole, concurrent or contributory active or passive negligence or strict liability or gross negligence. It is the intent of the parties that, to the extent provided in this agreement, the indemnities set forth herein shall, to the fullest extent allowed by law, apply to an indemnified person’s sole, concurrent or contributory active or passive negligence or strict liability or gross negligence. The parties agree that this provision is “conspicuous” for purposes of all state laws.

16.03         The Advisor’s Liability.

(i) Notwithstanding any other provisions of this Agreement, in no event shall the Company make any claim against the Advisor, or its Affiliates, on account of any good faith interpretation by the Advisor of the provisions of this Agreement (even if such interpretation is later determined to be a breach of this Agreement) or any alleged errors in judgment made in good faith and in accordance with this Agreement in connection with the operation of the operations of the Company hereunder by the Advisor or the performance of any advisory or technical services provided by or arranged by the Advisor. The provisions of this Section 16.03(i) shall not be deemed to release the Advisor from liability for its gross negligence.

  (ii) The Company shall not object to any expenditure made by the Advisor in good faith in the course of its performance of its obligations under this Agreement or in settlement of any claim arising out of the operation of the Company unless such expenditure is specifically prohibited by this Agreement. The provisions of this Section 16.03(ii) shall not be deemed to release the Advisor from liability for its gross negligence.

   (iii) in no event will either party be liable for damages based on loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of the other party or person, including third parties, even if such party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed. In no event will the Advisor’s aggregate liability under this agreement ever exceed the total amount of fees it actually receives from the Company pursuant to Article 9.

   (iv) the parties hereto intend that the release from liability set forth in section 16.03 be construed and applied as written notwithstanding any rule of construction to the contrary. Without limiting the foregoing, the release from liability shall, to the fullest extent allowed by law, apply notwithstanding any state’s “express negligence rule” or similar rule that would deny coverage based on a person’s sole, concurrent or contributory active or passive negligence or strict liability. It is the intent of the parties that, to the extent provided in section 16.03, the release from liability set forth herein shall, to the fullest extent allowed by law, apply to a released person’s sole, concurrent or contributory active or passive negligence or strict liability. The parties agree that this provision is “conspicuous” for purposes of all state laws.

ARTICLE 17

MISCELLANEOUS

17.01          Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company, the Operating Partnership or the Directors:

Hartman Short Term Income Properties XX, Inc.
2909 Hillcroft Suite 420
Houston, Texas 77057-5815

To the Advisor:

Hartman Advisors, LLC
2909 Hillcroft Suite 420
Houston, Texas 77057-5815

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.01.

17.02          Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

17.03          Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.04          Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

17.05          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.06          Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.07          Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.08          Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.09          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

ADVISOR

HARTMAN ADVISORS, LLC

By:
Allen Hartman, Manager

COMPANY

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

By:
Allen Hartman, President